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                                                                    EXHIBIT 1



                            CROWN LABORATORIES, INC.

                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES E PREFERRED STOCK

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)
                          ----------------------------

         We, Scott Nash and Scott Hilley, President and Vice President Finance respectively, of Crown Laboratories, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the said corporation, the Board of Directors adopted the following resolution creating a series of 300 shares of its Preferred Stock to be a designated Series E Preferred Stock;

         "WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated Preferred Stock, comprising 5,000,000 shares (of which 999,000 shares of Series A Preferred Stock are authorized and no shares of Series A Preferred Stock are currently outstanding; 999,000 shares of Series B Preferred Stock are authorized and no shares are outstanding; 600 shares of Series C Preferred Stock are authorized of which no shares are outstanding); and provides that such Preferred Stock may be divided into such number of series as the Board of Directors may determine, and authorizes the Board of Directors to (i) determine and alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any series of Preferred Stock and (ii) fix the number of shares of any series of Preferred Stock and the designation of such series of Preferred Stock.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation, this Board of Directors hereby creates a series of Series E Preferred Stock, par value $0.001 per share, of the Corporation, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:


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                            SERIES E PREFERRED STOCK

         1: Designation and Amount. The shares of such series shall be designated as "Series E Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be 300. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series E Preferred Stock.

         2: Rank. The Series E Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $0.001 per share ("Common Stock") and the Corporation's Series B Preferred Stock, par value $0.001 per share (collectively the "Junior Securities"); and (ii) (subject to the provisions of Section 8 hereof) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series E Preferred Stock (collectively "Parity Securities"); and (iii) (subject to the provisions of Section 8 hereof) junior to Series A Preferred Stock, $0.001 par value, Series C Preferred Stock, $0.001 par value or any class or series of capital stock of the Corporation hereafter created specifically ranking higher than the Series E Preferred Stock ("Senior Securities"), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         3: Dividends. The Series E Preferred Stock is entitled to receive cumulative dividends at the annual rate of Six Hundred Dollars ($600) per share and no more, payable in one yearly installment in the form of shares of the Company's Common Stock based on the Market Price as of the dividend date on the 1st day of August of each year (but only for the first two years after issuance) commencing on August 1, 1997, when and as declared by the Board of Directors provided, however, unless otherwise prohibited by the Delaware Corporations Code, the Board of Directors shall timely declare and have the corporation pay such dividends. All such dividends shall accrue from the date of issuance whether or not earned so that no dividends or other distributions shall be made with respect to the Common Stock or the Series B Preferred Stock, and no Common Stock or Series B Preferred Stock shall be purchased or redeemed until cumulative dividends on the Series E Preferred Stock, for all past dividend





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periods and for the then current year dividend period shall have been declared and paid or set apart. The Market Price shall be the average closing sale prices for the Common Stock of the Company for the five (5) trading days immediately preceding the dividend date; as reported by the American Stock Exchange (the "AMEX"), or if not quoted on the AMEX, on the principal stock exchange or NASDAQ, where the Company's Common Stock trades. After cumulative dividends on the Series E Preferred Stock and for the then current year dividend period shall have been declared and paid or set apart, if the Board of Directors shall elect to declare additional dividends out of funds legally available therefore, such additional dividends may be declared on the Common Stock.

         4:  Liquidation Preference.

                 (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series E Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation or any certificate of designation of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $10,000 for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price") and (ii) an amount equal to 6% of the Original Series E Issue Price for each 12 months that has passed since the date of issuance of any Series E Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event and after payment to the Senior Securities, the assets and funds thus distributed among the holders of the Series E Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series E Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series E Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by this Certificate of Incorporation and any certificate of designation of preferences.

                 (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of Junior Securities in accordance with the corporation's Certificate of Incorporation or any certificate of designation or preferences.





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                 (c)  A consolidation or merger of this Corporation
with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to
Section 6 hereof.

         5. Conversion. The holders of the Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                 (a)  Right to Convert.  Each share of Series E
Preferred Stock shall be convertible, subject to the Corporation's rights of redemption set forth in Section 6, at the option of the holder thereof, at any time after 60 days following the date of issuance of the last of such shares at the office of the Corporation or any transfer agent for the Series E Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock calculated in accordance with the following formula:

                                   ($10,000)
                          --------------------------
                          Conversion Price per share

Conversion
Price = X% of the average closing sale prices (or if none, the average of the bid and asked prices) for the three (3) trading days immediately preceding the Date of Conversion; as reported by the American Stock Exchange (the "AMEX"), or if not quoted on the AMEX, on the principal stock exchange or NASDAQ, of the Corporations' Common Stock, (the "Closing Sale Price"); provided, however, if the Closing Sale Price is less than $0.75 per share of Common Stock, the Conversion Price per share shall equal Closing Sale Price. X shall be the following percentages based on the number of days which have elapsed from the date of issuance of said share of Series E Preferred Stock





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
                Number of Days Elapsed                           Percentage
                ----------------------                           ----------
                         60 - 89                                     85%

                         90 - 119                                    81%

                         120 - 149                                   75%

                         150 - 179                                   73%

                         180 and beyond                              69%


The number of shares of Common Stock into which each share of Series E Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for such series.

         Upon any Conversion of Series E Preferred Stock accrued but unpaid dividends shall be disregarded and waived.

                 (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series E Preferred
Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation's calculation shall be deemed conclusive absent manifest error. In order to convert Series E Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by overnight courier to the office of the Corporation or of any transfer agent for the Series E Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same, the number of shares of Series E Preferred Stock so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series E Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         The Corporation shall use reasonable efforts to issue and delivery within five (5) business days after delivery to the Corporation of such certificates, to such holder of Series E Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number





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of shares of Common Stock to which he shall be entitled as aforesaid.  The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion provided that the original shares of Series E Preferred Stock to be converted are received by the Corporation or transfer agent, if any, for the Series E Preferred Stock within five business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series E Preferred Stock to be converted are not received by the Corporation or such transfer agent, if any, within five business days after the Date of Conversion, the notice of conversion shall become null and void.

                 (c) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series E Preferred Stock against impairment.

                 (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                 (e) Automatic Conversion. On the second annual anniversary of the issuance of each share of Series E Preferred Stock, each share of Series E Preferred Stock shall automatically convert into fully-paid and non-assessable shares of Common Stock at a Conversion Rate for each share of Common Stock calculated in accordance with the formula in Paragraph 5(a) above, but expressed as a document.





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         6.  Redemption

                 (a) Right to Redeem. The Corporation shall have the right, in its sole discretion to redeem in whole or in part, any shares of Series E Preferred Stock. If the Corporation elects to redeem some but not all the shares outstanding, the shares shall be redeemed on a pro rata basis.

                 (b) Mechanics of Redemption. The Corporation shall effect each such redemption by giving notice of its election to redeem, by facsimile with a copy by 2-day courier, to the holder of shares of Series E Preferred Stock at the address and facsimile number of such holder appearing in the Corporation's register for the Series E Preferred Stock. Such redemption notice shall indicate whether the Corporation will redeem all or part of the shares of Series E Preferred Stock and the applicable redemption price. The Corporation shall not be entitled to send any notice of redemption and begin the redemption procedures unless it has the full amount of the redemption price, in cash or liquid assets, available in demand or other immediately available account in a bank or similar financial institution on the date the redemption notice is sent to shareholders.

         The redemption price per share of Series E Preferred Stock shall be calculated in accordance with the following formula:

                                   $10,000
                           --------------------------
                                      X

         For the purposes of the above formula "X" shall equal the applicable percentage as set forth in Section 5(a) above.

         The redemption price shall be paid to the holder of shares of Series E Preferred Stock redeemed within 10 business days of the delivery of the notice of such redemption to such holder; provided, however, that the Corporation shall not be obligated to deliver any portion of such redemption price unless either the certificates evidencing the shares of Series E Preferred Stock redeemed are delivered to the Corporation or its transfer agent as provided in
Section 5, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon any redemption any accrued but unpaid dividends shall be disregarded and waived.





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         7.  Corporate Change.  The Closing Sale Price used to determine the
Conversion Price shall be appropriately adjusted to reflect as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Series E Preferred Stock shall be assumed by the acquiring entity and thereafter this Series E Preferred Stock shall be convertible into such class and type of securities as the holder would have received had the holder converted this Series E Preferred Stock immediately prior to such Corporate Change.

         8. Voting Rights. The holders of Series E Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law.

         The affirmative vote of consent of the holders of at least a majority of the outstanding shares of the Series E Preferred stock, voting separately as a class, will be required for any amendment, alteration or repeal of the Corporation's Certificate of Incorporation if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Series E Preferred Stock.

         To the extent that under Delaware law the vote of the holders of the Series E Preferred Stock, voting separately as a class, may be required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series E Preferred Stock shall constitute the approval of such action by the class. To the extent that under Delaware law the holders of the Series E Preferred Stock are entitled to vote on a matter with holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as one class, each share of Series E Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series E Preferred Stock shall be entitled to notice of all shareholder meetings or written consent with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.





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         9.  Protective Provisions.  So long as shares of Series E Preferred
Stock are outstanding, this Corporation shall not take any action that would impair the right of the holders of the Series E Preferred Stock to exercise the conversion rights set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series E Preferred Stock:

                 (a) create any new class or series of stock having a preference over, or being on a parity with, the Series E Preferred Stock with respect to Distributions (as defined in Section 2 above); or

                 (b) do any act or thing which would result in taxation of the holders of shares of the Series E Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         10. Status of Redeemed or Converted Stock. In the event any shares of Series E Preferred Stock shall be converted or redeemed pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be cancelled and shall not be reissuable by the Corporation.

         IN WITNESS WHEREOF, Crown Laboratories, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Scott Nash, its President, and attested by Scott Hilley, its Vice President, Finance, this 26th day of July 1996.


                          By: /s/ Scott Nash
                             _____________________
                             Scott Nash,
                             President


Attest:


By: /s/ Scott Hilley
   _____________________________________
   Scott Hilley, Vice President Finance





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